Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VeriChip Corporation of our report dated January 21, 2005 (December 15, 2005 as to Note 13 and 14) on our audits of the financial statements of Instantel Inc. as of December 31, 2004 and 2003 and for each of the years in the two-year period ended December 31, 2004, which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 financial statements, which is accompanying the consolidated financial statements in the Annual Report of VeriChip Corporation on Form 10-K for the year ended December 31, 2006.

/S/ Deloitte & Touche LLP

Deloitte & Touche LLP

Licensed Public Accountants

Chartered Accountants

Ottawa, Canada

May 3, 2007